EXHIBIT 10.1

RETIREMENT AGREEMENT

This Agreement (“Agreement”) is made by and between Paul T. Branagan (“Employee”) and Petrol Oil and Gas, Inc., a Nevada corporation (the “Company”) (hereinafter collectively “the parties”).

WHEREAS, Employee is employed by the Company as Chief Executive Officer, President, Secretary and Treasurer;

WHEREAS, the Company and Employee (collectively referred to as "the Parties") have entered into an Employment Agreement dated November 2, 2005 (the "Employment Agreement");

WHEREAS, Employee has been granted stock options to purchase 1,250,000 shares of the Company’s common stock at prices ranging from $0.50 to $2.50 per share for a period expiring on September 30, 2010 (the "Stock Option Agreements");

WHEREAS, Employee has been granted a perpetual 1/100 over-riding royalty on production from any wells completed on the Company’s current and future leased acreage (the “Over-Rides”);

WHEREAS, the parties acknowledge it is in their individual and mutual best interests for Employee to retire as an officer and employee of the Company effective May 4, 2007 and to resign from the Company’s Board of Directors effective May 4, 2007;

WHEREAS, the parties wish to define the terms and conditions of Employee’s retirement and separation from employment with the Company;

NOW, THEREFORE, in exchange for and in consideration of the following mutual covenants and promises, the undersigned parties, intending to be legally bound, hereby agree as follows:

1. Retirement. Employee agrees to retire from, and thereby terminate, his employment with the Company effective May 4, 2007 (“Retirement Date”). On the Retirement Date, Employee’s employment with the Company and all further compensation, remuneration, and eligibility of Employee under Company benefit plans shall terminate, except as otherwise provided in this Agreement or by applicable law.

2. Resignations. Employee hereby resigns as an officer and director of the Company and its subsidiaries effective May 4, 2007.

3. Severance Benefits Following Retirement Date. The Company will pay to Employee his normal base salary in normal payroll installments through November 1, 2007, less ordinary and necessary withholding taxes. The Company further agrees to pay Employee his normal pay for 6 vacation days less ordinary and necessary withholding taxes. The Company further agrees to reimburse the Employee’s cost of continuing medical and dental insurance benefits for Employee and Employee’s eligible dependents, if any, under the Comprehensive Budget Reconciliation Act of 1986 (“COBRA”) for so long as Employee is eligible for and elects such continuation of benefits under COBRA, up to a maximum period of eighteen (18) months following the Retirement Date.

4. Cancellation of Options, Termination of Employment Agreement and Cancellation of Over-Rides.

(a) all of the Employee’s Stock Option Agreements shall be cancelled effective May 4, 2007;

(b) the Employment Agreement by and between the Employee and the Company shall terminate effective May 4, 2007;

(c) the Employee’s Over-Rides shall be cancelled effective May 1, 2007 and assigned to the Company;

5. Employee transfers all of his rights and interest to any furniture and equipment at the executive office in Las Vegas, Nevada.

6. Cooperation, Non-Disparagement, and Indemnity.

(a)

Neither the Employee nor the officers of the Company shall state or otherwise publish anything about the other party which would adversely affect the reputation, image or business relationships and goodwill of the other party in its/his market and community at large, except as required by law.

(b)

Employee shall fully cooperate with the Company in defense of legal claims asserted against the Company, and other matters, which require the Employee’s testimony or input regarding knowledge gained during the course of his employment. The Company agrees to reimburse Employee for reasonable costs and expenses incurred as a result thereof. Employee agrees that he will not speak or communicate with any party or representative of any party, who is known to Employee to be either adverse to the Company in litigation or administrative proceedings or to have threatened to commence litigation or administrative proceedings against the Company, with respect to the pending or threatened legal action, unless given express permission to do so by the Company, or is otherwise compelled by law to do so, and then only after advance notice to the Company.

(c)

During the severance period, ending November 1, 2007, Employee shall, from time to time, and upon reasonable request of the Company, fully cooperate and assist with the Company, with consideration of his retired status, regarding management transition, satisfaction of Company’s reporting requirements, preparation of financial statements; customer, supplier and service provider relationships; and field operations. Company shall provide advance notice to Employee as soon as practicable.

(d)

For a period of one year following the Retirement Date, Employee agrees to be bound by and follow the same standards and duty of loyalty to the Company as are required of the Company’s employees and officers, except that Employee may engage in other employment and related activities.

(e)

The Company agrees to indemnify Employee, to the extent permitted by law, for liabilities and costs incurred by Employee by reason of his employment with the Company, on the same basis as it does in similar circumstances with other employees and officers.

7. Release of All Claims.

(a) Release of Company by Employee. In consideration of the receipt of the sums and covenants stated herein, Employee does hereby, on behalf of himself, his heirs, administrators, executors, agents, and assigns, forever release, requite, and discharge the Company and its agents, parents, subsidiaries, affiliates, divisions, officers, directors, employees, predecessors, successors, and assigns (“Released Parties”), from any and all charges, claims, demands, judgments, actions, causes of action, damages, expenses, costs, attorneys’ fees, and liabilities of any kind whatsoever, whether known or unknown, vested or contingent, in law, equity or otherwise, which Employee has ever had, now has, or may hereafter have against said Released Parties for or on account of any matter, cause or thing whatsoever which has occurred prior to the date of his signing this Agreement. This release of claims includes, without limitation of the generality of the foregoing, any and all claims which are related to Employee’s employment with the Company and his retirement from his officer position and his employment on May 4, 2007, and his resignation from the Board of Directors effective May 4, 2007; and any and all rights which Employee has or may have had under the following laws: Title VII of the Civil Rights Act of 1964, as amended by the Equal Employment Opportunity Act of 1972, the Civil Rights Act of 1991; the Employee Retirement Income Security Act, 29 U.S.C. Section. 1001 et seq.; the Americans With Disabilities Act; the Age Discrimination in Employment Act, as amended; and all other federal, state, and local statutes, regulations or public policies, as well as the laws of contract, torts, and all other subjects; provided, however, that nothing herein shall be deemed to affect any rights of Employee under this Agreement or to restricted shares; and provided further that nothing herein shall be deemed to affect any rights of Employee to indemnity for liabilities incurred for acts taken in good faith in the course and scope of employment with the Company which acts are otherwise covered under the terms and conditions of Directors and Officers liability insurance maintained by Company during the employment of Employee.

(b) Release of Employee by Company. The Company does hereby, on behalf of itself and its agents, parents, subsidiaries, affiliates, divisions, officers, directors, employees, predecessors, successors and assigns, forever release, requite, and discharge the Employee and his immediate family members, heirs, administrators, executors, agents and assigns, from any and all charges, claims, demands, judgments, actions, causes of action, damages, expenses, costs, attorneys’ fees, and liabilities of any kind whatsoever, whether known or unknown, vested or contingent, in law, equity or otherwise, which the Company ever had, now has, or may hereafter have against Employee for or on account of any matter, cause or thing whatsoever which has occurred prior to the date of Employee’s signing this Agreement; provided, however, that nothing herein shall be deemed to release or affect any rights of the Company pursuant to this Agreement.

8. Complete and Absolute Defense. This Agreement constitutes, among other things, a full and complete release of any and all claims released by either party, and it is the intention of the parties hereto that this Agreement is and shall be a complete and absolute defense to anything released hereunder. The parties expressly and knowingly waive their respective rights to assert any claims against the other which are released hereunder, and covenant not to sue the other party or Released Parties based upon any claims released hereunder. The parties further represent and warrant that no charges, claims or suits of any kind have been filed by either against the other as of the date of this Agreement.

9. Non-Admission. It is understood that this Agreement is, among other things, an accommodation of the desires of each party, and the above-mentioned payments and covenants are not, and should not be construed as, an admission or acknowledgment by either party of any liability whatsoever to the other party or any other person or entity.

10. Knowing and Voluntary Execution. Each of the parties hereto further states and represents that he or it has carefully read the foregoing Agreement and knows the contents thereof, and that he or it has executed the same as his or its own free act and deed. Employee further acknowledges that he has been and is hereby advised to consult with an attorney concerning this Agreement and that he had adequate opportunity to seek the advice of legal counsel in connection with this Agreement. Employee also acknowledges that he has had the opportunity to ask questions about each and every provision of this Agreement and that he fully understands the effect of the provisions contained herein upon his legal rights.

11. Executed Counterparts. This Agreement may be executed in one or more counterparts, and any executed copy of this Agreement shall be valid and have the same force and effect as the originally-executed Agreement.

12. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada.

13. Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Company.

14. Assignability. Employee’s obligations and agreements under this Agreement shall be binding on the Employee’s heirs, executors, legal representatives and assigns and shall inure to the benefit of any successors and assigns of the Company. The Company may assign this Agreement or any of its rights or obligations arising hereunder to any party, as part of a sale of its assets or other similar change of control.

15. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto in respect of the subject matter hereof, and this Agreement supersedes all prior and contemporaneous agreements between the parties hereto in connection with the subject matter hereof.

16. Further Assurances. The parties mutually agree to execute and deliver such additional documents as is reasonably necessary to give full force and effect to this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Retirement Agreement in triplicate originals as of the 4th day of May, 2007.

EMPLOYEE:

/s/ Paul Branagan

Paul T. Branagan

COMPANY:

Petrol Oil and Gas, Inc., a Nevada corporation

By:/s/ Loren Moll	By:/s/ Robert Kite
Loren Moll, Chairman of the Board	Robert Kite, Director

By:/s/ Duane Fadness	By:/s/ Suzanne Herring
Duane Fadness, Director	Suzanne Herring, Director